Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES FIRST QUARTER 2020 EARNINGS

•	Net income of $10.6 million, 3% above first quarter 2019

•	Earnings per diluted common share of $0.98 for first quarter

•	Return on average assets of 1.19% for first quarter versus 1.37% for first quarter 2019

•	In light of economic uncertainty, Nicolet has increased liquidity and provision expense and temporarily halted its share repurchase program

Green Bay, Wisconsin, April 21, 2020 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced first quarter 2020 net income of $10.6 million and earnings per diluted common share of $0.98, compared to $12.3 million and $1.18 for fourth quarter 2019, and $10.3 million and $1.05 for first quarter 2019, respectively. Annualized quarterly return on average assets was 1.19%, 1.46% and 1.37%, for first quarter 2020, fourth quarter 2019 and first quarter 2019, respectively.

“Our underlying first quarter earnings were strong, despite headwinds affecting March results,” said Bob Atwell, Chairman and CEO of Nicolet. “Lacking clear visibility of the impact on credit costs, we significantly increased our loan loss provision over what we originally expected for the quarter before the COVID-19 pandemic (to $3.0 million versus $0.4 million), representing a sincere effort to make a directionally accurate acknowledgment of dramatically changed circumstances that continue to evolve. Our margin has just begun to show the squeeze from the Federal Reserve’s 150 basis points decline in rates and our own actions of leveraging up to add significant liquidity in March. While we continue to pay all employees, we also supplemented the pay of our front-line people working on-site and eliminated senior management incentive accruals for the quarter.”

“The dramatic events surrounding the COVID-19 pandemic will clearly impact future expectations about credit costs, and margins, as well as fee income and expenses,” said Atwell. “While our focus is on safely meeting our customers’ needs, we are well aware that this year will not play out as it started or as we expected. We dramatically strengthened our liquidity as March unfolded and will evaluate the need to maintain such levels as conditions develop. We will further adjust the loan loss provision as we gain more information each quarter. We did not budget for a year like this, but with the memory of the 2008-2010 period in our minds, we have regularly asked ourselves if and when the scale of such events could return.  We have therefore intentionally focused on maintaining strong capital, a stable core deposit base, and exceptional credit quality for years. We know the uncertainty our customers are living with day to day, and we also understand the ingenuity and resilience of the people in our markets. We are experiencing their difficulties and we will support their recoveries through the 2020 recession.”

“The COVID-19 pandemic has affected each one of our customers and employees over these past several weeks, and will continue to do so with uncertainty as we move into the next several months,” said Mike Daniels, President and CEO of Nicolet National Bank. “However, I could not be more proud of how our employees have responded to this unprecedented crisis. Every day, we are showing others what Nicolet is all about, and what it truly means to live our Core Values by taking care of our customers as well as each other. Hundreds of our customers have been negatively impacted by the state mandated shut down. Our retail and commercial bankers have been working tirelessly over the last several weeks with their borrowers to find creative solutions to help them get through this period of uncertainty, whether that is with new credit, temporary loan modifications, or participation in the Paycheck Protection Program through the recently passed CARES Act,” Daniels said.

Through April 16th, 2020 Nicolet has made over 600 modifications on loans totaling $367 million, mainly to its commercial borrowers. In addition, it has processed nearly 1,700 applications totaling approximately $309 million for the Paycheck Protection Program. “Our goal is to make sure each of our commercial customers receive the support necessary to make it through these challenging times,” Daniels added.

At March 31, 2020, period end assets were $3.7 billion, an increase of $155 million (4%) over December 31, 2019 balances, with cash and cash equivalents totaling $242 million at quarter end. The quarter-over-quarter increase was largely due to the additional liquidity actions in March, where cash equivalents and investments combined increased by roughly $200 million over February, largely funded by brokered deposits and FHLB advances. Total deposits were $3.0 billion as of March 31, 2020, an increase of $69 million over year-end, with non-core deposits up $124 million. Core deposits were lower by $55 million, consistent with customary seasonal trends. Loans were $2.6 billion at March 31, 2020, up $34 million or 5% annualized over year-end 2019, fairly evenly split between commercial term loans and lines of credit.

Quarterly average loans increased $405 million or 19% over first quarter 2019 and $146 million or 24% annualized over fourth quarter 2019, both mainly due to the full quarter addition from the Choice Bancorp, Inc. (“Choice”) acquisition which closed in November 2019. Likewise, quarterly average deposits increased $363 million and $164 million over the first quarter 2019 and fourth quarter 2019, respectively.

First quarter 2020 net interest income increased $0.8 million (3%) over fourth quarter 2019, largely due to the growth in average interest-earnings assets impacted by the timing of the Choice acquisition. The net interest margin for first quarter 2020 was 3.94%, down from 4.06% on a linked quarter basis, as the yield on earning assets declined 16bps, partially offset by the cost of funds declining 8bps during the period. The net interest margin components were impacted by the 150bps decline in short-term rates by the Federal Reserve in March. First quarter noninterest income excluding net asset losses decreased $3.2 million (24%) compared to fourth quarter 2019, predominantly from $2.6 million lower net mortgage income (nearly equally split between seasonally lower volumes and unfavorable changes in both the fair value of interest rate locks under volatile rates and MSR asset impairment from higher refinances) and $0.8 million negative change in the value of nonqualified deferred compensation plan assets given the significant market decline in March. Net asset losses (primarily stemming from unfavorable market movements on equity securities) totaled $0.7 million in the first quarter 2020 versus $0.1 million in the prior quarter. Noninterest expense decreased $1.6 million (6%) from fourth quarter 2019, with personnel costs decreasing $0.3 million (of which, nonqualified deferred compensation expense declined $1.0 million related to the plan asset decline noted above), and all non-personnel expenses combined decreasing $1.3 million (as fourth quarter 2019 included a non-recurring $0.7 million lease termination charge for the closure of an Oshkosh branch and an $0.8 million full write-off of nonbank goodwill). Income tax expense decreased $2.3 million between the linked quarters on lower pre-tax income and a normalized effective tax rate, compared to fourth quarter 2019 which also included salary deduction limitations that affected the effective tax rate.

Nonperforming assets were minimally changed from year-end 2019, increasing $1 million to $16 million and representing 0.42% of total assets at both March 31, 2020 and year-end 2019. The allowance for loan losses of $26 million represented 1.00% of total loans at March 31, 2020. The $12.2 million increase in the allowance since year-end 2019 was a result of the $9.3 million increase due to the adoption of the current expected credit losses (“CECL”) model during the quarter as required, as well as the $3.0 million provision for loan losses during the quarter discussed above. Net charge-offs remained negligible during the first quarter at $0.1 million or 0.01% of average loans.

Total capital was $511 million at March 31, 2020, a decrease of $5 million since December 31, 2019, mostly due to the adoption of CECL, which negatively impacted equity by $6 million, as well as $14 million of stock repurchases during the quarter being mostly offset by earnings and other equity changes. As a result of the uncertainty regarding future economic conditions due to the COVID-19 pandemic, Nicolet temporarily suspended its share repurchase program on March 21, 2020.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Nicolet. These forward-looking statements are subject to a number of factors and uncertainties which could cause Nicolet’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and Nicolet does not assume any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Nicolet’s reports filed with the SEC and those identified elsewhere in this news release, these forward-looking statements include, but are not limited to, statements about (i) Nicolet’s expected COVID-19 pandemic response and how its operations and financial condition may change as a result of the COVID-19 pandemic; (ii) the expected impact on the broader economy with regard to the effects of the COVID-19 pandemic and the government’s response to the COVID-19 pandemic; and (iii) Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The COVID-19 pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID-19 pandemic may result in changes to statutes, regulations, or regulatory policies or practices resulting from could affect Nicolet in substantial and unpredictable ways.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Results of operations:
Interest income	$37,003	$36,192	$34,667	$34,570	$33,159
Interest expense	5,740	5,723	5,477	5,626	5,684
Net interest income	31,263	30,469	29,190	28,944	27,475
Provision for loan losses	3,000	300	400	300	200
Net interest income after provision for loan losses	28,263	30,169	28,790	28,644	27,275
Noninterest income	9,585	13,309	12,312	18,560	9,186
Noninterest expense	23,854	25,426	22,887	25,727	22,759
Income before income tax expense	13,994	18,052	18,215	21,477	13,702
Income tax expense	3,321	5,670	4,603	2,833	3,352
Net income	10,673	12,382	13,612	18,644	10,350
Net income attributable to noncontrolling interest	118	87	82	95	83
Net income attributable to Nicolet Bankshares, Inc.	$10,555	$12,295	$13,530	$18,549	$10,267
Earnings per common share:
Basic	$1.00	$1.22	$1.45	$1.98	$1.09
Diluted	$0.98	$1.18	$1.40	$1.91	$1.05
Common Shares:
Basic weighted average	10,516	10,061	9,347	9,374	9,461
Diluted weighted average	10,801	10,452	9,697	9,692	9,758
Outstanding	10,408	10,588	9,363	9,327	9,431
Noninterest Income:
Trust services fee income	$1,579	$1,596	$1,594	$1,569	$1,468
Brokerage fee income	2,322	2,190	2,113	2,002	1,810
Mortgage income, net	2,327	4,916	3,700	2,059	1,203
Service charges on deposit accounts	1,225	1,237	1,223	1,194	1,170
Card interchange income	1,562	1,683	1,735	1,660	1,420
BOLI income	703	535	495	880	459
Other noninterest income	521	1,285	1,166	1,624	1,484
Noninterest income without net gains	10,239	13,442	12,026	10,988	9,014
Asset gains (losses), net	(654)	(133)	286	7,572	172
Total noninterest income	$9,585	$13,309	$12,312	$18,560	$9,186
Noninterest Expense:
Personnel expense	$13,323	$13,628	$12,914	$15,358	$12,537
Occupancy, equipment and office	4,204	3,827	3,454	3,757	3,750
Business development and marketing	1,359	1,397	1,428	1,579	1,281
Data processing	2,563	2,730	2,515	2,350	2,355
Intangibles amortization	993	936	914	969	1,053
Other noninterest expense	1,412	2,908	1,662	1,714	1,783
Total noninterest expense	$23,854	$25,426	$22,887	$25,727	$22,759
Period-End Balances:
Loans	$2,607,424	$2,573,751	$2,242,931	$2,203,273	$2,189,688
Allowance for loan losses	26,202	13,972	13,620	13,571	13,370
Securities available for sale, at fair value	511,860	449,302	419,300	403,989	407,693
Goodwill and other intangibles, net	164,974	165,967	121,371	122,285	123,254
Total assets	3,732,554	3,577,260	3,105,671	3,054,813	3,041,091
Deposits	3,023,466	2,954,453	2,584,447	2,536,639	2,538,486
Stockholders’ equity	510,971	516,262	428,014	411,415	398,767
Book value per common share	49.09	48.76	45.71	44.11	42.28
Tangible book value per common share (1)	33.24	33.08	32.75	31.00	29.21

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended
(In thousands, except per share data)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Average Balances:
Loans	$2,584,584	$2,438,908	$2,218,307	$2,189,070	$2,179,420
Securities available for sale, at fair value	453,820	424,981	399,090	402,934	409,580
Interest-earning assets	3,167,505	2,974,974	2,763,997	2,702,357	2,734,936
Total assets	3,555,144	3,339,283	3,094,546	3,022,383	3,047,068
Deposits	2,920,071	2,756,295	2,563,821	2,514,226	2,556,927
Interest-bearing liabilities	2,218,592	2,023,448	1,895,754	1,892,775	1,946,210
Goodwill and other intangibles, net	165,532	147,636	121,895	122,841	123,892
Stockholders’ equity	513,558	478,645	420,864	404,345	391,027
Selected Financial Ratios: (2)
Return on average assets	1.19%	1.46%	1.73%	2.46%	1.37%
Return on average common equity	8.27	10.19	12.75	18.40	10.65
Return on average tangible common equity (1)	12.20	14.74	17.95	26.43	15.59
Average equity to average assets	14.45	14.33	13.60	13.38	12.83
Stockholders’ equity to assets	13.69	14.43	13.78	13.47	13.11
Tangible common equity to tangible assets (1)	9.70	10.27	10.28	9.86	9.44
Loan yield	5.19	5.33	5.56	5.66	5.51
Earning asset yield	4.66	4.82	4.97	5.11	4.89
Cost of interest-bearing deposits	0.93	0.99	1.00	1.05	1.04
Cost of funds	1.04	1.12	1.14	1.19	1.18
Net interest margin	3.94	4.06	4.19	4.28	4.05
Efficiency ratio	57.16	57.57	55.19	64.01	61.91
Effective tax rate	23.73	31.41	25.27	13.19	24.46
Selected Asset Quality Information:
Nonaccrual loans	$14,769	$14,122	9,238	$7,650	8,732
Other real estate owned	1,000	1,000	1,325	300	420
Nonperforming assets	$15,769	$15,122	$10,563	$7,950	$9,152
Net loan charge-offs	$55	$(52)	$351	$99	$(17)
Allowance for loan losses to loans	1.00%	0.54%	0.61%	0.62%	0.61%
Net loan charge-offs to average loans (2)	0.01	(0.01)	0.06	0.02	(0.00)
Nonperforming loans to total loans	0.57	0.55	0.41	0.35	0.40
Nonperforming assets to total assets	0.42	0.42	0.34	0.26	0.30
Selected Other Information:
Interest income resolved PCI loans (rounded)	N/A	$1,400	$1,800	$1,300	$200
Tax-equivalent adjustment net interest income	$231	$257	$251	$263	$272
Tax benefit on stock-based compensation	$(323)	$(1,275)	$(128)	$(739)	$(144)
Common stock repurchased (dollars) (3)	$13,903	$3,383	$576	$9,142	$5,600
Common stock repurchased (full shares) (3)	206,833	47,728	9,300	151,098	102,655

1
The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.

2	Income statement-related ratios for partial-year periods are annualized.

3	Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.